                                                                    EXHIBIT 99.2


RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS


OVERVIEW

We are one of the foremost providers of real estate related and travel related services in the world. We were created through the December 1997 merger (the "Cendant Merger") of HFS Incorporated ("HFS") and CUC International Inc. ("CUC"). We provide business services to our customers, many of which are consumer services companies, and also provide fee-based services directly to consumers, generally without owning the assets or sharing the risks associated with the underlying businesses of our customers or collaborative businesses.

Our operations consist of four principal divisions:


    o  travel related services,

    o  real estate related services,

    o  direct marketing services and

    o  diversified services.

Our businesses provide a wide range of complementary consumer and business services, which together represent seven business segments.

Following is a brief description of each division and its related services.

    o The travel related services businesses facilitate vacation timeshare exchanges and franchise car rental and hotel businesses;

    o The real estate related services businesses franchise real estate brokerage businesses, provide home buyers with mortgages, assist in employee relocations and provide consumers with relocation, real estate and home-related products and services through our move.com network of Web sites;

    o The direct marketing services businesses provide an array of value driven products and services; and

    o The diversified services businesses include our tax preparation services franchise, information technology services, car parks in the United Kingdom and other consumer-related services.

As a franchisor of hotels, real estate brokerage offices, car rental operations and tax preparation services, we license the owners and operators of independent businesses to use our brand names. We do not own or operate hotels, real estate brokerage offices, car rental operations or tax preparation offices, except for certain company-owned Jackson Hewitt Inc. offices, which we intend to franchise. Instead, we provide our franchisee customers with services designed to increase their revenue and profitability.

In connection with our previously announced program to focus on maximizing the opportunities and growth potential of our existing businesses, we divested several non-strategic businesses and assets and have completed or commenced certain other strategic initiatives related to our Internet businesses. Pursuant to such program, we completed the dispositions of Global Refund Group, the fleet business segment, Central Credit, Inc., Spark Services, Inc., National Leisure Group ("NLG"), National Library of Poetry ("NLP"), Essex Corporation ("Essex"), Cendant Software Corporation, Hebdo Mag International, Inc., the Green Flag Group ("Green Flag") and Entertainment Publications, Inc. ("EPub"). As a result of the divestitures program, we divested former CUC businesses representing approximately 45% of CUC's revenues in 1997, the year in which CUC merged with HFS (see Note 3 -- Dispositions and Acquisitions of Businesses). In addition, in October 2000, we committed to a plan to spin-off our individual membership segment which represented a majority of CUC revenues.


On March 21, 2000, our shareholders approved a proposal authorizing a new series of Cendant common stock to track the performance of the Move.com Group, an operator of a popular network of Web sites, which offer a wide selection of quality relocation, real estate and home-related products and services. The Move.com Group will integrate and enhance the online efforts of our residential real estate brands and those of our other real estate business units based upon our RentNet, Inc. ("RentNet") online apartment guide model. The Move.com Group commenced operations in the third quarter of 1999 with the move.com Internet site, our flagship site, becoming functional during January 2000. Prior to the formation of the Move.com Group, RentNet's historical financial information was included in our discontinued individual membership segment.

The Move.com Group currently generates the following types of revenue: subscriptions, sponsorships, e-commerce and other revenue. E-commerce revenue primarily includes mortgage referral and marketing fees. In addition to the move.com site itself, the assets attributed to Move.com Group include RentNet, our online apartment rental business acquired in January 1996 and previously included in our discontinued individual membership segment, National Home Connections, LLC, a facilitator of connecting and disconnecting utilities, processor of address changes and provider of moving related services and products, which was acquired in May 1999, and the assets of MetroRent, an online provider of fee-based apartment vacancy reports, which was acquired in December 1999.

On October 27, 2000, we announced that we entered into a definitive agreement to sell certain businesses within our Move.com Group segment, as well as certain other businesses (see Disposition within Note 27 -- Subsequent Events).


The following discussion should be read in conjunction with the information contained in our Consolidated Financial Statements and accompanying Notes thereto (particularly, Note 27 -- Subsequent Events) included elsewhere herein.



CONSOLIDATED OPERATIONS -- 1999 VS. 1998


REVENUES

Revenues increased $56 million (1%) in 1999 over 1998, which reflected growth in a majority of our reportable operating segments despite the effects of dispositions of non-strategic businesses. Significant contributing factors which gave rise to such revenue growth included an increase in the amount of royalty fees received from our franchised brands within both our travel and real estate franchise segments and an increase in loan servicing revenues within our mortgage segment. Revenues in 1999 included the full year operating results of our car park subsidiary, which was acquired in April 1998, compared to the post acquisition period in 1998. A detailed discussion of revenue trends from 1998 to 1999 is included in the section entitled "Results of Reportable Operating Segments -- 1999 vs. 1998."


OTHER CHARGES

LITIGATION SETTLEMENTS. On December 7, 1999, we reached a preliminary agreement to settle the principal securities class actions pending against us, other than certain claims relating to FELINE PRIDES securities discussed below. As a result of the settlement, we recorded a pre-tax charge of approximately $2.89 billion. This settlement is subject to final documentation and court approval (see Note 17 -- Commitments and Contingencies).

During 1998, we reached a final agreement to settle a class action lawsuit that was brought on behalf of the holders of the FELINE PRIDES. As a result of the settlement, we recorded a pre-tax charge of $351 million (see PRIDES Litigation Settlement within Note 27 -- Subsequent Events).

TERMINATION OF PROPOSED ACQUISITIONS. During 1999, we announced our intention not to proceed with the acquisition of RAC Motoring Services and recorded a $7 million charge in connection with the write-off of acquisition costs. During 1998, we recorded a $433 million charge in connection with the termination of the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company.

INVESTIGATION-RELATED COSTS. During 1999 and 1998, we incurred investigation-related costs of $21 million and $33 million, respectively, in connection with our discovery and announcement of accounting irregularities on April 15, 1998.

MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES (CREDITS). During 1999 and 1998, we recorded merger-related costs and other unusual charges (credits) of $25 million and ($67) million, respectively (see "Merger-Related Costs and Other Unusual Charges (Credits)").

OTHER CHARGES. During 1998, we incurred other charges of $53 million and $35 million in connection with the termination of certain of our former executives and investigation-related financing costs, respectively.

For a detailed discussion regarding Other Charges, see Note 5 to the Consolidated Financial Statements.


DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation and amortization expense increased $44 million (15%) in 1999 over 1998 as a result of incremental amortization of goodwill and other intangible assets from 1998 acquisitions and capital spending primarily to support growth and enhance marketing opportunities in our businesses, partially offset by the impact of the disposal of non-strategic businesses.


INTEREST EXPENSE AND MINORITY INTEREST

Interest expense, net increased $84 million (75%) in 1999 over 1998 primarily as a result of an increase in the average debt balances outstanding and a nominal increase in the cost of funds. In addition, the composition of average debt balances during 1999 included longer term fixed rate debt carrying higher interest rates as compared to 1998. The weighted average interest rate on long-term debt increased to 6.4% in 1999 from 6.2% in 1998. Minority interest, net of tax increased $10 million (20%). Minority interest, net of tax is primarily related to distributions payable in cash on our FELINE PRIDES and the trust preferred securities issued in February 1998.


NET GAIN ON DISPOSITIONS OF BUSINESSES

During 1999, we recorded a net gain of $967 million in connection with the disposition of certain non-strategic businesses. For a detailed discussion regarding such dispositions, see Note 3 -- Dispositions and Acquisitions of Businesses.


PROVISION (BENEFIT) FOR INCOME TAXES

Our effective tax rate increased to a benefit of 63.2% in 1999 from an expense of 34.3% in 1998 primarily due to the impact of the disposition of our fleet businesses that was accounted for as a tax-free merger. Accordingly, nominal income taxes were provided on the net gain realized upon such disposition.


INCOME (LOSS) FROM CONTINUING OPERATIONS

Income (loss) from continuing operations for 1999 decreased $541 million from 1998 primarily as a result of other charges in 1999 and 1998 of $2.95 billion and $838 million, respectively, and the 1999 net gain on dispositions of businesses of $967 million. Such decrease was partially offset by growth in our continuing businesses, see "Results of Reportable Operating Segments."


RESULTS OF REPORTABLE OPERATING SEGMENTS

The underlying discussions of each segment's operating results focuses on Adjusted EBITDA, which is defined as earnings before non-operating interest, income taxes, depreciation and amortization, and minority interest, adjusted to exclude net gains on dispositions of businesses and certain other charges which are of a non-recurring or unusual nature and are not included in assessing segment performance or are not segment-specific. Our management believes such discussion is the most informative representation of how management evaluates performance. However, our presentation of Adjusted EBITDA may not be comparable with similar measures used by other companies. For additional information, including a description of the services provided in each of our reportable operating segments, see Note 24 to the Consolidated Financial Statements.

Prior to the third quarter of 2000, the historical operating results of Cendant Travel, our subsidiary which facilitates travel arrangements for our travel-related and membership businesses, were included within the discontinued individual membership segment. Beginning the third quarter of 2000, the operations of Cendant Travel were managed as a component of the travel segment. Accordingly, the operating results of Cendant Travel are reflected in the travel segment for all periods presented.

Included in the Move.com Group are RentNet, Inc., ("RentNet"), acquired during January 1996, National Home Connections, LLC, acquired in May 1999, and the assets of MetroRent, acquired in December

1999. Prior to the formation of the Move.com Group, RentNet's historical financial information was included in our discontinued individual membership segment. We reclassified the financial results of RentNet for the years ended December 31, 1998 and 1997.



                                                   YEAR ENDED DECEMBER 31,
                        ------------------------------------------------------------------------------
                                                                                        ADJUSTED EBITDA
                                   REVENUES                    ADJUSTED EBITDA              MARGIN
                        ------------------------------ -------------------------------- --------------
                           1999      1998    % CHANGE   1999 (1)   1998 (2)   % CHANGE    1999    1998
                        --------- --------- ---------- ---------- ---------- ---------- -------- -----
(Dollars in millions)
Travel                   $1,239    $1,163        7%      $  593     $  552        7%        48%  47%
Insurance/Wholesale         575       544        6%         180        138       30%        31%  25%
Real Estate Franchise       571       456       25%         424        349       21%        74%  77%
Relocation                  415       444       (7%)        122        125       (2%)       29%  28%
Mortgage                    397       353       12%         182        188       (3%)       46%  53%
Move.com Group               18        10       80%         (22)         1        *          *   10%
Diversified Services      1,099     1,108       (1%)        223        120       86%        20%  11%
Fleet                       207       387        *           81        174        *         39%  45%
                         ------    ------                ------     ------
Total                    $4,521    $4,465                $1,783     $1,647
                         ======    ======                ======     ======

----------
*     Not meaningful.

(1) Excludes (i) a charge of $2.9 billion associated with the preliminary agreement to settle the principal shareholder securities class action suit, (ii) a charge of $7 million in connection with the termination of the proposed acquisition of RAC Motoring Services, (iii) a charge of $21 million of investigation-related costs, (iv) $23 million of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of our lodging franchisees to a property management system sponsored by us, (v) $2 million of costs primarily resulting from the consolidation of European call centers in Cork, Ireland and (vi) a credit of $967 million for the net gain on the dispositions of businesses.

(2) Excludes (i) a charge of $351 million associated with the agreement to settle the PRIDES securities class action suit, (ii) charges of $433 million for the costs of terminating the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company, (iii) charges of $121 million for investigation-related costs, including incremental financing costs and executive terminations and (iv) a net credit of $67 million associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.


TRAVEL

Revenues and Adjusted EBITDA increased $76 million (7%) and $41 million (7%), respectively, in 1999 compared to 1998. Franchise fees increased $39 million (7%) in 1999, consisting of increases in lodging and car rental franchise fees of $26 million (7%) and $13 million (8%), respectively. Our franchise businesses experienced growth in 1999 compared to 1998 primarily due to increases in the amount of weighted average available rooms (24,000 incremental rooms domestically) and car rental days. Timeshare subscriptions and exchange revenues increased $18 million (5%), primarily as a result of increased volume. Also contributing to the revenue and Adjusted EBITDA increases was an $11 million bulk timeshare exchange transaction in 1999, largely offset by a $7 million decrease in gains from the sale of portions of our equity investment in Avis Rent A Car, Inc. ("ARAC," subsequently renamed Avis Group Holdings, Inc.). The Adjusted EBITDA margin increased to 48% in 1999 from 47% in 1998. Total expenses increased $35 million (6%), primarily due to increased volume; however, such increase included a $14 million increase in marketing and reservation fund expenses associated with our lodging franchise business unit that was offset by increased marketing and reservation revenues received from franchisees.


INSURANCE/WHOLESALE

Revenues and Adjusted EBITDA increased $31 million (6%) and $42 million (30%), respectively, in 1999 compared to 1998 primarily due to customer growth, which resulted from increases in affiliations with financial institutions. The increase in affiliations with financial institutions was attributable principally to international expansion, while the Adjusted EBITDA increase was due to improved profitability in international markets as well as a $25 million expense decrease related to longer amortization periods for certain customer acquisition costs as a result of a change in accounting estimate. International revenues and Adjusted EBITDA increased $28 million (23%) and $15 million (164%), respectively, primarily due to a 37% increase in customers. The Adjusted EBITDA margin increased to 31% in 1999 from 25% in 1998. The Adjusted EBITDA margin for domestic operations was 37% in 1999, versus 31% in 1998. The Adjusted EBITDA margin for international operations was 16% for 1999, versus 7% in 1998. Domestic operations, which represented 74% of segment revenues in 1999, generated higher Adjusted EBITDA margins than international operations as a result of continued expansion costs incurred internationally to penetrate new markets. International operations, however, have become increasingly profitable as they have expanded over the last two years.


REAL ESTATE FRANCHISE

Revenues and Adjusted EBITDA increased $115 million (25%) and $75 million (21%), respectively, in 1999 compared to 1998. Royalty fees for the CENTURY 21 (Registered Trademark) , COLDWELL BANKER (Registered Trademark) and ERA (Registered Trademark) franchise brands collectively increased by $67 million (17%) primarily as a result of a 5% increase in home sale transactions by franchisees and an 8% increase in the average price of homes sold. Home sales by franchisees benefited from strong existing domestic home sales for the majority of 1999, as well as from expansion of our franchise system. Existing domestic home sales are expected to decline compared to 1999 as a result of increases in interest rates. Declining home sales will impact royalty income since royalty income is based on gross commission income earned by agents and brokers on the sale of homes. These declines are expected to be partially offset by increases in other areas of our business, such as real estate franchise sales and higher home resale prices. Beginning in the second quarter of 1999, the financial results of the advertising funds for the COLDWELL BANKER and ERA brands were consolidated into the results of the real estate franchise segment, increasing revenues by $31 million and expenses by a like amount, with no impact on Adjusted EBITDA. Revenues in 1999 benefited from $20 million generated from the sale of portions of our preferred stock investment in NRT Incorporated ("NRT"), the independent company we helped form in 1997 to serve as a consolidator of residential real estate brokerages. Since most costs associated with the real estate franchise business do not vary significantly with revenues, the increases in revenues, exclusive of the aforementioned consolidation of the advertising funds, contributed to an improvement of the Adjusted EBITDA margin to 79% in 1999 from 77% in 1998.


RELOCATION

Revenues and Adjusted EBITDA decreased $29 million (7%) and $3 million (2%), respectively, in 1999 compared with 1998 and the Adjusted EBITDA margin increased to 29% in 1999 from 28% in 1998. Operating results in 1999 benefited from a $13 million increase in referral fees and international relocation service revenue, offset by a comparable decline in home sales revenue. Total expenses decreased $26 million (8%), which included $15 million in cost savings from regional operations, technology and telecommunications, and $11 million in reduced expenses resulting from reduced government home sales and the sale of an asset management company in the third quarter of 1998. The asset management company contributed 1998 revenues and Adjusted EBITDA of $21 million and $16 million, respectively. In 1999, revenues and Adjusted EBITDA benefited from the sale of a minority interest in an insurance subsidiary, which resulted in $7 million of additional revenue and Adjusted EBITDA. In 1998, revenues and Adjusted EBITDA also benefited from an improvement in receivable collections, which permitted an $8 million reduction in billing reserve requirements.


MORTGAGE

Revenues increased $44 million (12%) and Adjusted EBITDA decreased $6 million (3%), respectively, in 1999 compared with 1998. The increase in revenues resulted from a $32 million increase in loan servicing revenues and a $12 million increase in loan closing revenues. The average servicing portfolio increased $10 billion (29%), with the average servicing fee increasing approximately seven basis points because of a reduction in the rate of amortization on servicing assets. The reduced rate of amortization was caused by higher mortgage interest rates in 1999. Total mortgage closing volume in 1999 was $25.6 billion, a decline of $400 million from 1998. However, purchase mortgage volume (mortgages for home buyers) increased $3.7 billion (24%) to $19.1 billion, offset by a $4.2 billion decline in mortgage refinancing volume. Moreover, purchase mortgage volume from the teleservices business (Phone In -- Move In) and Internet business (Log In -- Move In) increased $4.7 billion (63%), primarily because of increased purchase volume from our real estate franchisees. Industry origination volume is expected to be lower in 2000 compared to 1999 as a result of recent increases in interest rates and reduced refinancing volume. We expect to offset lower refinancing volume with increased purchase mortgage volume in 2000. The Adjusted EBITDA margin decreased from 53% in 1998 to 46% in 1999. Adjusted EBITDA decreased in 1999 because of a $17 million increase in expenses incurred within servicing operations for the larger of the increase in the average servicing portfolio and other expense increases for technology, infrastructure and teleservices to support capacity for volume anticipated in future periods. We anticipate that increased costs to support future volume will negatively impact Adjusted EBITDA through the first six months of 2000.


MOVE.COM GROUP

Move.com Group provides a broad range of quality relocation, real estate, and home-related products and services through its flagship portal site, move.com, and the move.com network. Revenues increased $8 million (80%) to $18 million, while Adjusted EBITDA decreased $23 million to a loss of $22 million in 1999 compared to 1998. These results reflect our increased investment in marketing and development of the portal and retention bonuses paid to Move.com Group employees.


DIVERSIFIED SERVICES

Revenues decreased $9 million (1%) and Adjusted EBITDA increased $103 million (86%), in 1999 compared to 1998. The April 1998 acquisition of National Car Park ("NCP"), contributed incremental revenues and Adjusted EBITDA of $103 million and $48 million, respectively, in 1999 over 1998. Also contributing to an increase in revenues and Adjusted EBITDA in 1999 was $39 million of incremental income from investments and $13 million of revenues recognized in connection with a litigation settlement. The aforementioned revenue increases were partially offset by the impact of disposed operations, including Essex in January 1999, NLG and NLP in May 1999, Spark Services, Inc. and Global Refund Group in August 1999, Central Credit, Inc. in September 1999 and EPub and Green Flag in November 1999. The operating results of disposed businesses were included through their respective disposition dates in 1999 versus being included for the full year in 1998, except for Green Flag which was acquired in April 1998. Accordingly, revenues from divested businesses were incrementally less in 1999 by $138 million while Adjusted EBITDA improved $15 million. The increase in Adjusted EBITDA in 1999 over 1998 also reflects offsetting reductions in preferred alliance revenues and corporate expenses.


FLEET

On June 30, 1999, we completed the disposition of our fleet business segment (see Note 3 -- Dispositions and Acquisitions of Businesses). Revenues and Adjusted EBITDA were $207 million and $81 million, respectively, in the first six months of 1999 and $387 million and $174 million, respectively, for the full year in 1998.


CONSOLIDATED OPERATIONS -- 1998 VS. 1997


REVENUES

Revenues increased $912 million (26%) in 1998 over 1997, which reflected growth in substantially all of our reportable operating segments. Significant contributing factors which gave rise to such increases included substantial growth in the volume of mortgage services provided and an increase in the amount of royalty fees received from our franchised brands, principally within the real estate franchise segment.


DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation and amortization expense increased $81 million (36%) in 1998 over 1997 as a result of incremental amortization of goodwill and other intangible assets from 1998 acquisitions and increased capital spending primarily to accommodate growth in our businesses.

OTHER CHARGES

We recorded a $351 million charge in connection with an agreement to settle a class action lawsuit that was brought on behalf of the holders of our Income and Growth FELINE PRIDES securities who purchased their securities on or prior to April 15, 1998. In addition, we recorded a $433 million charge related to the termination of proposed acquisitions, a $53 million charge related to the termination of certain of our former executives, and charges of $33 million and $35 million, respectively, of investigation-related costs and investigation-related financing costs. In addition, we recorded merger-related and other unusual charges (credits) of ($67) million and $701 million during 1998 and 1997, respectively. For a more detailed discussion of such charges (credits) see "Merger-Related Costs and Other Unusual Charges (Credits) -- 1997" and Note 5 to the Consolidated Financial Statements.


INTEREST EXPENSE AND MINORITY INTEREST

Interest expense, net increased $61 million (120%) in 1998 over 1997 primarily as a result of incremental average borrowings during 1998 and a nominal increase in the cost of funds. We primarily used debt to finance $2.8 billion of acquisitions and investments during 1998, which resulted in an increase in the average debt balance outstanding as compared to 1997. The weighted average interest rate on long-term debt increased from 6.0% in 1997 to 6.2% in 1998. In addition to interest expense on long-term debt, we also incurred $51 million of minority interest, net of tax, primarily related to the preferred dividends payable in cash on our FELINE PRIDES and trust preferred securities issued in March 1998.


PROVISION FOR INCOME TAXES

Our effective tax rate was reduced to 34.3% in 1998 from 71.6% in 1997 due to the non-deductibility of a significant amount of unusual charges recorded during 1997 and the favorable impact in 1998 of reduced rates in international tax jurisdictions in which we commenced business operations during 1998. The 1997 effective income tax rate included a tax benefit on 1997 unusual charges, which were deductible at an effective rate of only 28.3%. Excluding unusual charges, the effective income tax rate on income from continuing operations in 1997 was 41.0%.


INCOME FROM CONTINUING OPERATIONS

Income from continuing operations for 1998 increased $126 million from 1997 primarily as a result of growth in our continuing businesses, see "Results of Reportable Operating Segments."


CUMULATIVE EFFECT OF ACCOUNTING CHANGE

In August 1998, we changed our accounting policy with respect to revenue and expense recognition for our membership businesses, effective January 1, 1997, and recorded a non-cash after-tax charge of $283 million to account for the cumulative effect of an accounting change.


RESULTS OF REPORTABLE OPERATING SEGMENTS

The underlying discussions of each segment's operating results focuses on Adjusted EBITDA, which is defined as earnings before non-operating interest, income taxes, depreciation and amortization, and minority interest, adjusted to exclude net gains on dispositions of businesses and certain other charges which are of a non-recurring or unusual nature and are not included in assessing segment performance or are not segment-specific. Our management believes such discussion is the most informative representation of how management evaluates performance. However, our presentation of Adjusted EBITDA may not be comparable with similar measures used by other companies. For additional information, including a description of the services provided in each of our reportable operating segments, see Note 24 to the Consolidated Financial Statements.

Prior to the third quarter of 2000, the historical operating results of Cendant Travel, our subsidiary which facilitates travel arrangements for our travel and membership businesses, were included within the discontinued individual membership segment. Beginning the third quarter of 2000, the operations of Cendant Travel were managed as a component of the travel segment. Accordingly, the operating results of Cendant Travel are reflected in the travel segment for all periods presented.

Included in the Move.com Group are RentNet, Inc., ("RentNet"), acquired during January 1996, National Home Connections, LLC, acquired in May 1999, and the assets of MetroRent, acquired in December 1999. Prior to the formation of the Move.com Group, RentNets historical financial information was included in our discontinued individual membership segment. We reclassified the financial results of RentNet for the years ended December 31, 1998 and 1997.




                                                      YEAR ENDED DECEMBER 31,
                        -----------------------------------------------------------------------------------
                                                                                           ADJUSTED EBITDA
                                   REVENUES                     ADJUSTED EBITDA                MARGIN
                        ------------------------------ ---------------------------------- -----------------
                           1998      1997    % CHANGE   1998 (1)    1997 (2)    % CHANGE   1998     1997
                        --------- --------- ---------- ---------- ------------ ---------- ------ ----------
(Dollars in millions)
Travel                   $1,163    $1,057   10%          $  552      $ 485          14%   47%         46%
Insurance/Wholesale         544       483   13%             138        111          24%   25%         23%
Real Estate Franchise       456       335   36%             349        227          54%   77%         68%
Relocation                  444       402   10%             125         93          34%   28%         23%
Mortgage                    353       179   97%             188         75         151%   53%         42%
Move.com Group               10         6   67%               1         (1)          *    10%        (17%)
Diversified Services      1,108       767   44%             120        152         (21%)  11%         20%
Fleet                       387       324   19%             174        121          44%   45%         37%
                         ------    ------                ------      -------
Total                    $4,465    $3,553                $1,647      $1,263
                         ======    ======                ======      =======

----------
*     Not meaningful.

(1) Excludes (i) a charge of $351 million associated with the agreement to settle the PRIDES securities class action suit, (ii) charges of $433 million for the costs of terminating the proposed acquisitions of American Bankers Insurance Group, Inc. and Providian Auto and Home Insurance Company, (iii) charges of $121 million for investigation-related costs, including incremental financing costs, and executive terminations and (iv) a net credit of $67 million associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.

(2) Excludes unusual charges of $701 million primarily associated with the Cendant Merger and the PHH Merger.



TRAVEL

Revenues and Adjusted EBITDA increased $106 million (10%) and $67 million (14%), respectively, in 1998 over 1997. Contributing to the revenue and Adjusted EBITDA increase was a $35 million (7%) increase in franchise fees, consisting of increases of $23 million (6%) and $12 million (8%) in lodging and car rental franchise fees, respectively. Our franchise businesses experienced increases during 1998 in worldwide available rooms (29,800 incremental rooms, domestically), revenue per available room, car rental days and average car rental rates per day. Timeshare subscription and exchange revenue increased $27 million (9%) as a result of a 7% increase in average membership volume and a 4% increase in the number of exchanges. Also contributing to the revenue and Adjusted EBITDA increase was $16 million of incremental fees received from preferred alliance partners seeking access to our franchisees and their customers, $13 million of fees generated from the execution of international master license agreements and an $18 million gain on our sale of one million shares of ARAC common stock in 1998. The aforementioned drivers supporting increases in revenues and Adjusted EBITDA were partially offset by a $37 million reduction in the equity in earnings of our investment in the car rental operations of ARAC as a result of reductions in our ownership percentage in such investment during 1997 and 1998. Total expenses increased $39 million (7%), however the Adjusted EBITDA margin improved from 46% in 1997 to 47% in 1998. The improvement in the Adjusted EBITDA margin reflects operating leverage within our franchise operations and a leveraging of our corporate infrastructure among more businesses in 1998 compared to 1997.

INSURANCE/WHOLESALE

Revenues and Adjusted EBITDA increased $61 million (13%) and $27 million (24%), respectively, in 1998 over 1997, primarily due to customer growth. This growth generally resulted from increases in affiliations with financial institutions. Domestic operations, which comprised 77% of segment revenues in 1998, generated higher Adjusted EBITDA margins than the international businesses as a result of continued expansion costs incurred internationally to penetrate new markets.

Domestic revenues and Adjusted EBITDA increased $25 million (6%) and $24 million (22%), respectively. Revenue growth, which resulted from an increase in customers, also contributed to an improvement in the overall Adjusted EBITDA margin from 23% in 1997 to 25% in 1998, as a result of the absorption of such increased volume by the existing domestic infrastructure. International revenues and Adjusted EBITDA increased $36 million (41%) and $3 million (54%), respectively, due primarily to a 42% increase in customers while the Adjusted EBITDA margin remained relatively flat at 7%.


REAL ESTATE FRANCHISE

Revenues and Adjusted EBITDA increased $121 million (36%) and $122 million (54%), respectively, in 1998 over 1997. Royalty fees collectively increased for our CENTURY 21, COLDWELL BANKER and ERA franchise brands by $102 million (35%) as a result of a 20% increase in home sales by franchisees and a 13% increase in the average price of homes sold. Home sales by franchisees benefited from existing home sales in the United States reaching a record 5 million units in 1998, according to data from the National Association of Realtors, as well as from expansion of our franchise systems. Because many costs associated with the real estate franchise business, such as franchise support and information technology, do not vary directly with home sales volumes or royalty revenues, the increase in royalty revenues contributed to an improvement in the Adjusted EBITDA margin from 68% to 77%.


RELOCATION

Revenues and Adjusted EBITDA increased $42 million (10%) and $32 million (34%), respectively, in 1998 over 1997. The Adjusted EBITDA margin improved from 23% to 28%. The primary source of revenue growth was a $29 million increase in revenues from the relocation of government employees. We also experienced growth in the number of relocation-related services provided to client corporations and in the number of household goods moves handled, partially offset by lower home sale volumes. The divestiture of certain niche-market property management operations accounted for other revenue of $8 million. Expenses associated with government relocations increased in conjunction with the volume and revenue growth, but economies of scale and a reduction in overhead and administrative expenses permitted the reported improvement in the Adjusted EBITDA margin.


MORTGAGE

Revenues and Adjusted EBITDA increased $174 million (97%) and $113 million (151%), respectively, in 1998 over 1997, primarily due to strong mortgage origination growth and average fee improvement. The Adjusted EBITDA margin improved from 42% to 53%. Mortgage origination grew across all lines of business, including increased refinancing activity and a shift to more profitable sale and processing channels and was responsible for substantially all of the segment's revenue growth. Mortgage closings increased $14.3 billion (122%) to $26.0 billion and average origination fees increased 12 basis points, resulting in a $180 million increase in origination revenues. Although the servicing portfolio grew $9.6 billion (36%), net servicing revenue was negatively impacted by average servicing fees declining 7 basis points due to the increased refinancing levels in the 1998 mortgage market, which shortened the servicing asset life and increased amortization charges. Consequently, net servicing revenues decreased $9 million, partially offset by a $6 million increase in the sale of servicing rights. Operating expenses increased in all areas, reflecting increased hiring and expansion of capacity in order to support continued growth; however, revenue growth marginally exceeded such infrastructure enhancements.

MOVE.COM GROUP

Revenues and Adjusted EBITDA increased $4 million (67%) and $2 million, respectively, in 1998 compared to 1997, primarily due to increases in listings, prices and the addition of new sponsors on the

RentNet site. Offsetting the increase in revenue were increases in expenses primarily related to selling and marketing, product development and personnel costs. The revenues and expenses include only the operations of RentNet, which has been attributed to the Move.com Group. RentNet was previously included in our individual membership segment.


DIVERSIFIED SERVICES


Revenues increased $341 million (44%), while Adjusted EBITDA decreased $32 million (21%). Revenues increased primarily from acquired NCP, Green Flag and Jackson Hewitt Inc. operations, which contributed $410 million and $54 million to 1998 revenues and Adjusted EBITDA, respectively. The revenue increase attributable to 1998 acquisitions was partially offset by a $140 million reduction in revenues associated with the operations of certain of our ancillary businesses which were sold during 1997, including Interval International, Inc. ("Interval"), which contributed $121 million to 1997 revenues.


The revenue increase did not translate into increases in Adjusted EBITDA primarily due to asset write-offs, dispositions of certain ancillary business operations and approximately $8 million of incremental operating costs associated with establishing a consolidated worldwide data center. We wrote-off $37 million of impaired goodwill associated with NLP, and $13 million of certain of our equity investments in interactive membership businesses. Adjusted EBITDA in 1997 associated with aforementioned disposed ancillary operations included $27 million from Interval and $18 million related to services formerly provided to the casino industry. Our NCP, Green Flag and Jackson Hewitt Inc. subsidiaries contributed $93 million and $27 million to 1998 Adjusted EBITDA, respectively.


FLEET


On June 30, 1999, we completed the disposition of our fleet business segment for aggregate consideration of $1.8 billion (see Note 3 -- Dispositions and Acquisitions of Businesses). Fleet business segment revenues and Adjusted EBITDA increased $63 million (19%) and $53 million (44%), respectively, in 1998 over 1997, contributing to an improvement in the Adjusted EBITDA margin from 37% to 45%. We acquired The Harpur Group Ltd. ("Harpur"), a fuel card and vehicle management company in the United Kingdom, on January 20, 1998. Harpur contributed incremental revenues and Adjusted EBITDA in 1998 of $32 million and $21 million, respectively. The revenue increase is further attributable to a 12% increase in fleet leasing fees and a 31% increase in service fee revenue. The fleet leasing revenue increase is due to a 5% increase in pricing and a 7% increase in the number of vehicles leased, while the service fee revenue increase is the result of a 40% increase in number of fuel cards and vehicle maintenance cards partially offset by a 7% decline in pricing. The Adjusted EBITDA margin improvement reflects streamlining of costs at newly acquired Harpur and a leveraging of our corporate infrastructure among more businesses.


MERGER-RELATED COSTS AND OTHER UNUSUAL CHARGES (CREDITS)


1999. We incurred $23 million of additional charges to fund an irrevocable contribution to an independent technology trust responsible for completing the transition of our lodging franchisees to a property management system sponsored by us and $2 million of costs (included as a component of the table below) primarily resulting from further consolidation of European call centers in Cork, Ireland.


1997. We incurred merger-related costs and other unusual charges ("Unusual Charges") in 1997 related to continuing operations of $701 million primarily associated with the Cendant Merger ("the Fourth Quarter 1997 Charge") and the merger with PHH Corporation ("PHH") in April 1997 (the "PHH Merger" or the "Second Quarter 1997 Charge").

                                                               ACTIVITY
                                      UNUSUAL    ------------------------------------    DECEMBER 31,
                                      CHARGES       1997         1998         1999           1999
                                     ---------   ----------   ----------   ----------   -------------
(In millions)
Fourth Quarter 1997 Charge             $ 455       $ (258)      $ (130)      $ (6)           $61
Second Quarter 1997 Charge               283         (207)         (60)        (5)            11
                                       -----       ------       ------       -------         ---
Total                                    738         (465)        (190)       (11)            72
Reclassification for discontinued
 operations                              (37)          37           --         --             --
                                       -----       ------       ------       ------          ---
Total Unusual Charges related to
 continuing operations                 $ 701       $ (428)      $ (190)      $(11)           $72
                                       =====       ======       ======       ======          ===

Fourth Quarter 1997 Charge. We incurred Unusual Charges in the fourth quarter of 1997 totaling $455 million substantially associated with the Cendant Merger and our merger in October 1997 with Hebdo Mag International, Inc., a classified advertising business. Reorganization plans were formulated prior to and implemented as a result of the mergers. We determined to streamline our corporate organization functions and eliminate several office locations in overlapping markets. Our management's plan included the consolidation of European call centers in Cork, Ireland and terminations of franchised hotel properties.

Unusual charges included $93 million of professional fees, primarily consisting of investment banking, legal, and accounting fees incurred in connection with the mergers. Personnel related costs of $171 million included $73 million of retirement and employee benefit plan costs, $24 million of restricted stock compensation, $61 million of severance resulting from consolidations of European call centers and certain corporate functions and $13 million of other personnel related costs. We provided for 474 employees to be terminated, the majority of which were severed. Business termination costs of $78 million consisted of a $48 million impairment write down of hotel franchise agreement assets associated with a quality upgrade program and $30 million of costs incurred to terminate a contract which may have restricted us from maximizing opportunities afforded by the Cendant Merger. Facility related and other unusual charges of $113 million included $70 million of irrevocable contributions to independent technology trusts for the direct benefit of lodging and real estate franchisees, $16 million of building lease termination costs and a $22 million reduction in intangible assets associated with our wholesale annuity business for which impairment was determined in 1997. During 1999 and 1998, we recorded a net adjustment of $2 million and ($27) million, respectively, to Unusual Charges with a corresponding increase (decrease) in liabilities primarily as a result of a change in the original estimate of costs to be incurred. We made cash payments of $8 million, $103 million and $152 million during 1999, 1998 and 1997, respectively, related to the Fourth Quarter 1997 Charge. Liabilities of $61 million remained at December 31, 1999, which were primarily attributable to future severance costs and executive termination benefits, which we anticipate that such liabilities will be settled upon resolution of related contingencies.

Second Quarter 1997 Charge. We incurred $295 million of Unusual Charges in the second quarter of 1997 primarily associated with the PHH Merger. During the fourth quarter of 1997, as a result of changes in estimate, we adjusted certain merger-related liabilities, which resulted in a $12 million credit to Unusual Charges. Reorganization plans were formulated in connection with the PHH Merger and were implemented upon consummation. The PHH Merger afforded us, at such time, an opportunity to rationalize our combined corporate, real estate and travel-related businesses, and enabled our corresponding support and service functions to gain organizational efficiencies and maximize profits. We initiated a plan just prior to the PHH Merger to close hotel reservation call centers, combine travel agency operations and continue the downsizing of fleet operations by reducing headcount and eliminating unprofitable products. In addition, we initiated plans to integrate our relocation, real estate franchise and mortgage origination businesses to capture additional revenues through the referral of one business unit's customers to another. We also formalized a plan to centralize the management and headquarters functions of our corporate relocation business unit subsidiaries. Such initiatives resulted in write-offs of abandoned systems and leasehold assets commencing in the second quarter of 1997. The aforementioned reorganization plans included the elimination of PHH corporate functions and facilities in Hunt Valley, Maryland.

Unusual charges included $30 million of professional fees, primarily comprised of investment banking, accounting and legal fees incurred in connection with the PHH Merger. Personnel related costs of $154 million were associated with employee reductions necessitated by the planned and announced consolidation of our corporate relocation service businesses worldwide as well as the consolidation of corporate activities. Personnel related charges also included termination benefits such as severance, medical and other benefits and provided for retirement benefits pursuant to pre-existing contracts resulting from a change in control. Business termination charges of $56 million, which were comprised of $39 million of costs to exit certain activities primarily within our fleet management business (including $36 million of asset write-offs associated with exiting certain activities), a $7 million termination fee associated with a joint venture that competed with the PHH Mortgage Services business (presently Cendant Mortgage Corporation) and $10 million of costs to terminate a marketing agreement with a third party in order to replace the function with internal resources. Facility related and other charges totaling $43 million included costs associated with contract and lease terminations, asset disposals and other charges incurred in connection with the consolidation and closure of excess office space. During the year ended December 31, 1998, we recorded a net credit of $40 million to Unusual Charges with a corresponding reduction to liabilities primarily as a result of a change in the original estimate of costs to be incurred. We made cash payments of $5 million, $28 million and $150 million during 1999, 1998 and 1997, respectively, related to the Second Quarter 1997 Charge. Liabilities of $11 million remained at December 31, 1999, which are attributable to future severance and lease termination payments. We anticipate that severance will be paid in installments through April 2003 and lease terminations will be paid in installments through August 2002.


RESULTS OF DISCONTINUED OPERATIONS -- 1999 VS. 1998

INDIVIDUAL MEMBERSHIP

On October 25, 2000, our Board of Directors committed to a plan to complete a tax-free spin-off of our individual membership segment (consisting of Cendant Membership Services, Inc., a wholly-owned subsidiary) and loyalty business (consisting of Cendant Incentives, formerly National Card Control Inc., a wholly-owned subsidiary included within our insurance/wholesale segment) through a special dividend to CD common stockholders. In connection with the planned spin-off, the account balances and activities of the individual membership segment were segregated and reported as a discontinued operation for all periods presented. The final transaction is expected to be completed by mid-2001.

Income (loss) from our discontinued individual membership segment was income of $104 million, net of tax, in 1999 and a loss of $48 million, net of tax, in 1998. The operating results of such discontinued operations in 1999 includes gains on the disposition of businesses of $142 million ($86 million, after tax) and an unusual charge of $85 million ($48 million, after tax) in connection with a development advance we made to Netmarket Group, Inc. ("NGI"). Excluding the aforementioned non-recurring items during 1999 income from operations was $66 million, net of tax, in 1999 versus a loss of $48 million, net of tax, in 1998. Revenues and Adjusted EBITDA from our discontinued individual membership segment increased $59 million (7%) and $192 million, respectively, in 1999 compared to 1998 and Adjusted EBITDA margin improved to positive 15% from negative 7% for the same periods. The revenue growth was principally due to a greater number of members added year over year and increases in the average price of a membership. The increase in the Adjusted EBITDA margin was primarily due to the revenue increases, since many of the infrastructure costs associated with providing services to members are not dependent on revenue volume, and a reduction in solicitation spending, as we further refined the targeted audiences for our direct marketing efforts and achieved greater efficiencies in reaching potential new members.

Beginning September 15, 1999 through December 31, 1999, certain of individual membership's online businesses were not consolidated into our discontinued individual membership segment operations as a result of our donation of NGI outstanding common stock to a charitable trust. In October 1999, we completed the divestiture of our North American Outdoor Group ("NAOG") business unit. The operating results of our former online membership businesses and NAOG were included in the operations of the individual membership segment through their respective disposition dates in 1999 versus being included for the full year in 1998. The divested businesses accounted for the net increase in revenues and Adjusted EBITDA of $10 million and $23 million, respectively in 1999 versus 1998. Excluding the operating results of our former online businesses and NAOG, revenues and Adjusted EBITDA increased $49 million and $169 million, respectively, in 1999 over 1998 and the Adjusted EBITDA margin increased to positive 21% from negative 3%. Additionally, revenues and Adjusted EBITDA in 1999 were incrementally benefited $13 million and $5 million, respectively, from the April 1998 acquisition of a company that, among other services, provides members with access to their personal credit information.


CONSUMER SOFTWARE AND CLASSIFIED ADVERTISING

Pursuant to our program to divest non-strategic businesses and assets, we disposed of our consumer software and classified advertising businesses in January 1999 and December 1998, respectively. During 1998, we recorded a $405 million gain, net of tax, on the disposal of discontinued operations, which included our classified advertising and consumer software businesses. During 1999, we recorded an additional $174 million gain, net of tax, on the sale of discontinued operations, related to the disposition of our consumer software business, coincident with the closing of the transaction and in connection with certain post-closing adjustments. Losses from discontinued operations, net of tax, were $25 million in 1998, which included our classified advertising and consumer software businesses. For a detailed discussion regarding discontinued operations, see Note 4 -- Discontinued Operations.


RESULTS OF DISCONTINUED OPERATIONS -- 1998 VS. 1997


INDIVIDUAL MEMBERSHIP

Loss from our discontinued individual membership segment in 1998 and 1997 was $48 million, net of tax, and $16 million, net of tax, respectively. Revenues increased $134 million (19%) in 1998 over 1997 while Adjusted EBITDA and Adjusted EBITDA margin decreased $44 million and 5 percentage points, respectively, for the same period. The revenue growth was primarily attributable to an incremental $28 million associated with an increase in the average price of a membership, $26 million of increased billings as a result of incremental marketing arrangements, primarily with telephone and mortgage companies, and $36 million from the acquisition of a company in April 1998 that, among other services, provides members access to their personal credit information. Also contributing to the revenue growth are increased product sales and service fees, which are offered and provided to individual members. The reduction in Adjusted EBITDA and the Adjusted EBITDA margin is a direct result of $104 million (25%) increase in membership solicitation costs. We increased our marketing efforts during 1998 to solicit new members and as a result increased our gross average annual membership base by approximately 3 million members (11%) at December 31, 1998, compared to the prior year. The growth in members during 1998 resulted in increased servicing costs during 1998 of approximately $33 million (13%). While the costs of soliciting and acquiring new members were expensed in 1998, the revenue associated with these new members will not begin to be recognized until 1999, upon expiration of the membership period.


CONSUMER SOFTWARE AND CLASSIFIED ADVERTISING

During 1998, we recorded a $405 million gain, net of tax on the disposition of our consumer software and classified advertising businesses in 1998. Losses from such discontinued operations, net of tax, were $25 million in 1998 compared to $26 million in 1997.


CASH FLOWS -- 1999 VS. 1998

We generated $3.2 billion of cash flows from operating activities from continuing operations in 1999 representing a $2.5 billion increase from 1998. The increase in cash flows from operating activities was primarily due to a $2.1 billion net reduction in mortgage loans held for sale, which reflects larger loan sales to the secondary markets in proportion to loan originations and a decrease in working capital.

Cash flows from investing activities from continuing operations resulted in an inflow of $1.7 billion in 1999 compared to an outflow of $4.2 billion in 1998 primarily due to a $3.1 billion increase in net proceeds from the sale of subsidiaries, primarily related to the fleet businesses, and a $2.5 billion decrease in cash used in acquisition-related activity (acquisitions in 1998 included NCP, Green Flag and Jackson Hewitt). Additionally, we invested $277 million less cash in management and mortgage programs primarily due to the disposition of the fleet businesses.


Cash flows from financing activities from continuing operations resulted in an outflow of $4.8 billion in 1999 compared to an inflow of $4.7 billion in 1998 partially due to a $2.6 billion increase in repurchases of our common stock in 1999, a $3.1 billion decrease in proceeds from borrowings in 1999 over 1998 and an increase of $2.7 billion in net cash used in management and mortgage programs primarily related to repayments of borrowings. Additionally, we issued the FELINES PRIDES in 1998 for proceeds of approximately $1.5 billion.


FORWARD LOOKING STATEMENTS


Certain statements in this Exhibit constitute "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. These forward looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements, include, but are not limited to: the resolution or outcome of the unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation; uncertainly as to our future profitability; our ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in our existing and potential future lines of business; our ability to integrate and operate successfully acquired and merged businesses and the risks associated with such businesses, including the pending acquisitions of Avis Group Holdings, Inc. and Fairfield Communities, Inc.; uncertainty relating to the timing and impact of the pending dispositions of certain businesses within the Move.com Group and Welcome Wagon International, Inc. and the spin-off of our individual membership segment and loyalty business; our ability to obtain financing on acceptable terms to finance our growth strategy and for us to operate within the limitations imposed by financing arrangements and the effect of changes in current interest rates, particularly in our mortgage and real estate franchise segments. Other factors and assumptions not identified above were also involved in the derivation of these forward looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. We assume no obligation to publicly correct or update these forward looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward looking statements or if we later become aware that they are not likely to be achieved.